SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Joshua Gotbaum

Maria Echaveste

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Exhibit 1

Strategic Organizing Center Nominates Three Candidates to Starbucks Board of Directors

Believes Starbucks’ severe human capital mismanagement has materially damaged the Company’s reputation and exposed it to significant financial, legal and regulatory risk

SOC’s nominees would bring independent perspectives and relevant experience enhancing human capital management practices, facilitating constructive outcomes for labor issues and overseeing engagement with policymakers and regulators

WASHINGTON – November 21, 2023 – The Strategic Organizing Center (the “SOC”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today announced it has nominated three director candidates – Maria Echaveste, Hon. Joshua Gotbaum and Wilma Liebman – for election to the Starbucks Board of Directors (the “Board”) at the upcoming 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

The SOC is a coalition of labor unions, including the Service Employees International Union (“SEIU”). The SOC-affiliated unions represent more than 2.3 million union members. Regarding the nominations, the SOC stated:

“For more than two years, Starbucks has gone to historic lengths to counter its employees’ campaign to have their voices heard. This has not only cost untold millions in legal fees and other expenditures, but the constant media, policymaker and regulatory scrutiny have caused potentially irreversible damage to the value of the Company’s previously enviable brand. Regardless of one’s personal views on whether Starbucks should support or continue to resist the unionization of its store employees, the Board’s current approach likely jeopardizes its ability to fulfill its fiduciary duties to investors and has resulted in arguably one of the most glaring and destructive examples of human capital mismanagement corporate America has seen. This is why we believe change is needed at the Board level. Our nominees can bring fresh perspectives and the right expertise to help improve oversight and safeguard the best interests of Starbucks’ shareholders, customers and employees.

Since November 2021, the National Labor Relations Board (“NLRB”) – the federal agency responsible for protecting workers’ rights – has issued over 120 complaints against Starbucks, covering some 420 charges of violating federal labor law. These complaints cover a wide range of allegations of wrongdoing, including illegal discipline and firings, store closures to halt union activity, worker surveillance and the Company’s failure to bargain in good faith. In some of the most egregious cases since 2022, the NLRB has sought injunctions from federal courts. These cases involving Starbucks represent a full third of all injunctions sought by the NLRB against any employer during this time period.

At a time when Starbucks has set an ambitious goal of opening more than 17,000 new stores by 2030, it cannot waste any more resources fighting its own workers. While these missteps have not yet led to a visible strain on the Company’s financial performance, given the reputational damage and potential impact on Starbucks’ ability to execute its growth strategy, we believe it is only a matter of time until the share price reflects the cost of this failed oversight. This threat to shareholder value is why action must be taken now.

Our nominees are:

•	Maria Echaveste, a former senior White House official and corporate attorney with significant international relations and public company board experience.
•	Hon. Joshua Gotbaum, who has been a director of both public and private companies with decades of experience in corporate governance and change, as well as significant public policy and government experience.
•	Wilma Liebman, who possesses over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law – including having served as the Chair of the NLRB under President Barack Obama.

By electing these nominees, shareholders will be adding to the Board independent, objective directors with the right skills and experience to help the Company address its significant human capital issues and chart a sustainable path forward.

We look forward to engaging with our fellow shareholders in the near-term.”

Full Biographies of SOC’s Nominees

Maria Echaveste

Ms. Echaveste is a former senior White House official and corporate attorney with significant international relations and public company board experience that we believe would be extremely additive to Starbucks’ Board.

•	President and CEO of the Opportunity Institute, a non-profit working to increase economic and social mobility.
•	Member of the board of directors of Cadiz, Inc. (Nasdaq: CDZI), where she also serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Equity, Sustainability & Environmental Justice Committee.
•	Previously served as Assistant to the President and Deputy White House Chief of Staff for President Clinton from 1998 to 2001, where she focused on policy and political issues, including immigration, civil rights, education and finance, among others, making her one of the highest-ranking Latinas to have served in a presidential administration.
•	Previously served as Administrator of the Wage and Hour Division at the U.S. Department of Labor from 1993 to 1997.
•	Previously served on the board of the U.S.-Mexico Foundation, where she focused on the foundation’s Mexican-American Leadership Initiative launched in 2010, and as a former special representative to Bolivia, a position she was designated by Hillary Clinton in 2009.
•	Previously served as vice chair of the California International Trade and Investment Advisory Committee, an appointment made by Governor Jerry Brown.
•	Held various roles at the University of California at Berkeley, including as a lecturer and policy director of the Law School’s Chief Justice Earl Warren Institute on Law and Social Policy, and serves on the board of directors of multiple non-profit organizations.
•	B.A. from Stanford University and J.D. from U.C. Berkeley.

Hon. Joshua Gotbaum

Mr. Gotbaum has broad experience in business and government – both as senior management and as a director of public and private companies and nonprofits – that we believe would be extremely additive to Starbucks’ Board.

•	Currently a Trustee of the Pension Reserve Trust of the Commonwealth of Puerto Rico and Chair of the Maryland Small Business Retirement Savings Board.

•	Significant experience serving as an independent director of PulteGroup, Inc. (NYSE: PHM), TD Bank, Safety-Kleen Systems and Thornburg Investment Management.
•	Previously served as CEO of the U.S. Pension Benefit Guaranty Corp.
•	Led the successful Chapter 11 reorganization of Hawaiian Airlines (Nasdaq: HA).
•	Previously served as Managing Director of Lazard, where he advised on finance, acquisitions and restructuring for businesses, governments and unions.
•	Previously served in influential White House roles, including the President’s Office of Management & Budget, the White House Domestic Policy Staff and other White House offices. Also served as Assistant Secretary of Treasury for Economic Policy and Assistant Secretary of Defense.
•	Guest scholar in Economic Studies at the Brookings Institution and an authority on economic policy, federal budget policy and process, public finance, and retirement and aging policies and programs.
•	J.D. from Harvard Law School, Masters in Public Policy from Harvard Kennedy School and A.B. from Stanford.

Wilma Liebman

Ms. Liebman has over 40 years of experience in labor management, employee relations, wage negotiations, public policy and law that we believe would bring extremely additive to Starbucks’ Board.

•	Former Chair of the NLRB, a position she was designated by President Barack Obama from January 2009 until August 2011, making her the second woman to ever lead the organization in its nearly 90-year history.
•	Former member of the NLRB from 1997 to 2011, where presidents including George W. Bush and William J. Clinton appointed her for multiple terms.
•	Previously served as Chief Operations Officer and Deputy Director of the Federal Mediation and Conciliation Service, where she oversaw arbitration, international affairs and advised on major labor disputes to support negotiations.
•	Previously served as Legal Counsel to the International Brotherhood of Teamsters.
•	Previously served as Labor Counsel for the International Union of Bricklayers and Allied Craftsmen.
•	Member of the Board of Directors of Ownership Works, the Economic Policy Institute, and Co-Chair of the Council of Advisors at the Institute for the Cooperative Digital Economy at the New School.
•	B.A. from Barnard College and J.D. from the George Washington University Law Center.

Investor Contact

Okapi Partners

Bruce Goldfarb / Pat McHugh, (212) 297-0720

info@okapipartners.com

Media Contacts

Longacre Square Partners

soc-sbux@longacresquare.com

DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

IMPORTANT INFORMATION

The SOC, the SEIU, Mary Kay Henry, Ahmer Qadeer, Michael Zucker, Maria Echaveste, Joshua Gotbaum, and Wilma B. Liebman (collectively, the “Participants”) intend to file a definitive proxy statement and accompanying proxy card (the “Proxy Statement”) with the SEC to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the “Annual Meeting”) of Starbucks Corporation (the “Company”). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The Proxy Statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise is contained in Exhibit 2 to the Schedule 14A to be filed by the Participants with the SEC on November 22, 2023. This document is available free of charge from the sources described above.